Exhibit 99.02
Page 1
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended December		Year-to-Date December
Net Income–As Reported (See Notes)	2020	2019	2020	2019
Traditional Electric Operating Companies	$306	$210	$2,877	$2,929
Southern Power	26	23	238	339
Southern Company Gas	230	238	590	585
Total	562	471	3,705	3,853
Parent Company and Other	(175)	(31)	(586)	886
Net Income–As Reported	$387	$440	$3,119	$4,739

Basic Earnings Per Share[1]	$0.37	$0.42	$2.95	$4.53
Average Shares Outstanding (in millions)	1,058	1,052	1,058	1,046
End of Period Shares Outstanding (in millions)			1,056	1,053

Non-GAAP Financial Measures	Three Months Ended December		Year-to-Date December
Net Income–Excluding Items (See Notes)	2020	2019	2020	2019
Net Income–As Reported	$387	$440	$3,119	$4,739
Less:
Acquisition and Disposition Impacts[2]	22	39	60	2,516
Tax Impact	(6)	48	(22)	(1,081)
Estimated Loss on Plants Under Construction[3]	(177)	(11)	(328)	(27)
Tax Impact	45	(4)	84	—
Wholesale Gas Services[4]	78	136	17	215
Tax Impact	(19)	(34)	(3)	(52)
Asset Impairments[5]	(52)	(16)	(206)	(108)
Tax Impact	21	(1)	101	26
Loss on Extinguishment of Debt[6]	(29)	—	(29)	—
Tax Impact	7	—	7	—
Net Income–Excluding Items	$497	$283	$3,438	$3,250

Basic Earnings Per Share–Excluding Items	$0.47	$0.27	$3.25	$3.11
-See Notes on the following page.

Exhibit 99.02

Southern Company
Financial Highlights

Notes
(1)Dilution is not material in any period presented. Diluted earnings per share was $0.36 and $2.93 for the three and twelve months ended December 31, 2020, respectively, and $0.42 and $4.50 for the three and twelve months ended December 31, 2019, respectively.
(2)Earnings for the three and twelve months ended December 31, 2020 primarily include a $22 million pre-tax ($16 million after-tax) gain on the sale of Southern Company Gas' natural gas storage facility in Louisiana. Earnings for the twelve months ended December 31, 2020 also include a $39 million pre-tax ($23 million after-tax) gain on the sale of Southern Power Company's Plant Mankato. Earnings for the three months ended December 31, 2019 include: (i) a $70 million pre-tax ($102 million after-tax) increase in the gain on the sale of Gulf Power Company; (ii) a $24 million pre-tax ($17 million after-tax) impairment charge in contemplation of the sale of Pivotal LNG and Atlantic Coast Pipeline; and (iii) a net $7 million pre-tax reduction to earnings (net $2 million after-tax increase to earnings) of other acquisition and disposition impacts. Earnings for the twelve months ended December 31, 2019 include: (i) a $2.6 billion pre-tax ($1.4 billion after-tax) gain on the sale of Gulf Power Company; (ii) a $23 million pre-tax ($88 million after-tax) gain on the sale of Southern Power Company's Plant Nacogdoches; and (iii) $18 million pre tax ($11 million after tax) of other acquisition and disposition impacts, partially offset by: (i) a $58 million pre-tax ($52 million after-tax) net loss, including impairment charges, associated with the sales of PowerSecure, Inc.'s utility infrastructure services and lighting businesses and (ii) a $24 million pre-tax ($17 million after-tax) impairment charge in contemplation of the sale of Pivotal LNG and Atlantic Coast Pipeline.
(3)Earnings for the three and twelve months ended December 31, 2020 include charges of $176 million pre tax ($131 million after tax) and $325 million pre tax ($242 million after tax), respectively, for estimated probable losses on Georgia Power Company's construction of Plant Vogtle Units 3 and 4. Further charges may occur; however, the amount and timing of any such charges are uncertain. Earnings for the three and twelve months ended December 31, 2020 and 2019 include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to incur additional pre-tax period costs to complete dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, totaling $10 million to $20 million annually through 2025.
(4)Earnings for the three and twelve months ended December 31, 2020 and 2019 include Wholesale Gas Services business results. Presenting earnings and earnings per share excluding Wholesale Gas Services provides an additional measure of operating performance that excludes the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.
(5)Earnings for the three and twelve months ended December 31, 2020 include impairment charges related to two leveraged leases. Earnings for the twelve months ended December 31, 2019 include a pre-tax impairment charge of $91 million ($69 million after tax) associated with a natural gas storage facility in Louisiana and earnings for the three months ended December 31, 2019 include an adjustment of $(1) million ($4 million after tax) of this impairment charge. Additionally, earnings for the three and twelve months ended December 31, 2019 include a pre-tax impairment charge of $17 million ($13 million after tax) related to a leveraged lease. Further charges associated with this natural gas storage facility and these leveraged leases are not expected.
(6)Earnings for the three and twelve months ended December 31, 2020 include costs associated with the extinguishment of debt at Southern Company. Further costs may occur; however, the amount and timing of any such costs are uncertain.